Exhibit 10.11

TECHNOLOGY AND SOURCE CODE LICENSE AGREEMENT

THIS TECHNOLOGY AND SOURCE CODE LICENSE AGREEMENT (“Agreement”) is made by and between Western Digital Technologies, Inc. (“WDT”), a Delaware corporation and One Stop Systems, Inc. (“Licensee”), a California corporation, effective as of the last date of signature below (“Effective Date”). WDT and Licensee may hereinafter be collectively referred to as “Parties” and individually as a “Party.”

1	Definitions

1.1	“Affiliate” of a Party hereto means a corporation, company or other entity that controls, is controlled by, or is under common control with such Party. “Control” as used herein means the ownership of, directly or indirectly, 1) more than fifty percent (50%) of an entity’s outstanding shares or securities (representing the right to vote for the election of directors or other managing authority), or 2) for an entity which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, more than fifty percent (50%) interest in representing the right to make the decisions for such corporation, company or other entity. Such corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

1.2	“Subsidiary” of a Party hereto means a corporation, company or other entity that is controlled, directly or indirectly, by such Party.

1.3	“Derivative Work” means a work based upon a preexisting work, including:

a.	For copyrightable or copyrighted material, any translation (including translation into other computer languages), port, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment, or other form in which an existing work may be recast, transformed or adapted; or

b.	For patentable or patented material, any improvement thereon; and

c.	For material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.4	“Documentation” means all instructions, flow charts, procedures, bug databases, code annotations and the like relating to the WDT Code.

1.5	“End Users” means all Licensee customers or partners through any channel, including distributors, resellers, end users, and original equipment manufacturers.

1.6	“Licensed Subject Matter” means WDT’s copyright and trade secret rights in the WDT Code.

1.7	“Licensee Product” means a Licensee hardware product that utilizes the WDT Code or a Derivative Work of the WDT Code.

1.8	“Raytheon Opportunity” means the opportunity currently being pursued by Licensee with Raytheon as the prime contractor in which Licensee plans to sell the Data Storage Unit – Airborne (DSU-A) and the Data Storage Unit – Ground Station (DSU-B).

1.9	“Support” means WDT’s obligation to provide support and maintenance related to the WDT Code.

1.10	“Tools” means the hardware and software items listed on Attachment 1, which are required to develop and support the licensed software.

1.11	“WDT Code” means the source code for the ION and Nutrino software as maintained and managed in the ION specific source code control system (SCCS) and the Nutrino SCCS as delivered to Licensee hereunder, together with related Documentation.

1.12	“WDT Support Contracts” means WDT’s obligations to provide existing ION customers with support, which are described in greater detail in Attachment 3.

2	Grants of Rights

2.1	Subject to the terms and conditions stated herein, WDT hereby grants to Licensee and its present or future Subsidiaries a non-exclusive, non-transferable (except as permitted in Section 9), worldwide, royalty-bearing license under the Licensed Subject Matter to, for the term specified in Section 8.2:

a.	Use WDT Code and prepare Derivative Works of WDT Code for developing, modifying, integrating and testing Licensee Products and for providing support, maintenance and other services in connection with Licensee Products, and reproduce WDT Code to support such activities and for archival and backup purposes; and

b.	Make, use, offer for sale licenses to, sell licenses to, or import the WDT Code and/or Derivative Works of the WDT Code in binary code format as incorporated in the Licensee Products, and to reproduce, prepare derivative works of, distribute, perform, and display WDT Code and/or Derivative Works of the WDT Code in binary code format as incorporated in the Licensee Products.

2.2	Licensee may only sublicense its rights under the Licensed Subject Matter to its End Users for such End User’s use and/or distribution of the WDT Code and/or Derivative Works of the WDT Code in binary code format as incorporated in the Licensee Products.

2.3	Licensee shall not distribute, disclose, or license the WDT Code in source code format to any End Users or third parties without the express written consent of WDT except as permitted in Section 9.

2.4	WDT reserves all right, title, ownership and interest in and to the WDT Code existing prior to and after the Effective Date, or created or generated by WDT at any time, subject to the license granted to Licensee as set forth in Section 2.1. WDT will own all right, title, and interest in and to Derivative Works, whether created by WDT or Licensee, of WDT Code, subject to the license granted to Licensee as set forth in Section 2.1. Further, at the request of WDT, which may be made any time either before or after termination, Licensee shall promptly deliver to WDT a copy of all WDT Code in source code form, as it exists at the time of the request, along with the source code and related Documentation for any Derivative Works.

2.5	Licensee shall reproduce all copyright notices and other proprietary markings or legends contained within or on the WDT Code on any copies made.

2.6	Licensee shall not knowingly infringe upon the intellectual property rights of any third party when making Derivative Works to the WDT Code.

2.7	Licensee shall not use open source code for development of or in any authorized Derivative Work of WDT Code in any manner that would subject the WDT Code to open source distribution.

2.8	Without limiting Licensee’s confidentiality obligations, Licensee may exercise the foregoing rights directly and/or indirectly through its employees and contractors, and employees and contractors of its Subsidiaries, who are bound by terms at least as restrictive as this Agreement.

2.9	All WDT Code and Documentation qualify as “commercial items,” as that term is defined in 48 C.F.R. 2.101, consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212. Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4, and notwithstanding any other contractual clause to the contrary in any agreement into which the Agreement may be incorporate, Licensee may provide to the government entity as an End User or, if the Agreement is direct, the government entity will acquire, Licensee Products containing WDT Code or Derivative Works of WDT Code and any associated documentation with only those rights set forth in the Agreement. Use of such software constitutes agreement by the government entity that the computer software and associated documentation is commercial and constitutes acceptance of the rights and restrictions herein.

2.10	Notwithstanding anything to the contrary in this Agreement, to extent there is any open source code in the WDT Code and there exists a conflict between the Agreement provisions and any applicable license to open source technology, the provisions of the open source license shall be followed, but only to the minimum extent reasonably necessary to comply with the applicable open source license.

2.11	Except as expressly provided herein, no license or immunity is granted hereunder by either Party, whether directly or by implication, estoppel or otherwise, with respect to any proprietary information or to any patents, copyrights, trade secrets, trademarks, maskworks or other intellectual property rights owned or controlled by WDT. Any further licenses must be express, in writing and signed by an authorized representative of WDT.

3	Delivery and Support

3.1	Delivery of WDT Code and Tools. Upon payment of the up-front fee described in Section 5.2 and Licensee’s execution and delivery of the Assignment and Assumption Agreement and of the Subcontract Agreement referred to in Section 3.3, WDT agrees to deliver to Licensee the WDT Code and the Tools that are to be provided by WDT.

3.2	No WDT Support. WDT is under no obligation to provide support services, including updates, patches or bug fixes, to Licensee or its End Users.

3.3

Licensee’s Provision of WDT Support Obligations. At the same time that it executes this Agreement and delivers it to WDT, Licensee will execute and deliver to WDT a Services Agreement in a form acceptable to WDT, wherein WDT engages Licensee to provide Support for existing WDT customers that have licensed the WDT Code from July 1, 2017 through the end of the period during which the customer contracted to receive support from WDT. WDT will remain responsible for Level 1, Level 2 and Level 3 Support for such customers for a period of no more thanone year from July 1, 2017, provided that Customer will make all reasonable efforts to assume responsibility for Level 1, Level 2 and Level 3 Support within 6 months of July 1, 2017. Following such one year or shorter period, Licensee will be responsible for Level 1 through Level 4 Support for all customers, including any customer that originally purchased Support from WDT and any customer that separately purchased Support from Licensee. A detailed description of Level 1 through Level 4 Support can be found in Attachment 2. Attachment 3 includes a list of WDT customers for whom Licensee will be responsible for providing Support.

3.4	WDT Employees and Facilities. Licensee intends to hire certain employees beginning on July 1, 2017 from among the employees that WDT has notified will no longer be employed by WDT after June of 2017. WDT agrees to support this effort including providing access to these WDT employees prior to closing of this agreement. Whether Licensee hires personnel from among the aforementioned WDT employees or personell that have not been employed by WDT, Licensee will hire a sufficient number of qualified employees to enable it to satisfy the support obligations referenced in Section 3.3.

4	Confidentiality

4.1	“Confidential Information” as used herein means any and all information related to the WDT Code, Licensed Subject Matter, and Documentation regardless of form: (a) that WDT designates as “confidential” or “proprietary”, or (b) which under the circumstances surrounding disclosure or by the nature of the information, ought to be treated as confidential by Licensee. Confidential Information includes the WDT Code and any associated scripts and documentation without regard to (a) or (b) above.

4.2	The obligations of confidentiality herein with respect to Confidential Information shall continue indefinitely. Licensee shall maintain the confidentiality of the Confidential Information with at least the same degree of care that it uses to protect its own highly confidential and proprietary information, but no less than a reasonable degree of care under the circumstances, and shall not use the Confidential Information except as contemplated herein. Licensee will be liable for unauthorized disclosure or use of Confidential Information by any employee, contractor or third party with whom it shares Confidential Information. Licensee shall not make any copies of the Confidential Information received from WDT except as permitted under this Agreement. Licensee shall ensure that each copy of the Confidential Information allowed hereunder contains a notice or legend indicating its confidential nature.

4.3	The foregoing confidentiality obligations will not apply to Confidential Information that (a) as conclusively proven by Licensee’s written records, is in the possession of Licensee prior to its receipt of the Confidential Information; (b) is or becomes a matter of public knowledge through no fault of Licensee; (c) is lawfully received from a third party by Licensee without a duty of confidentiality or other restriction on disclosure; (d) is shown by documentary evidence to be independently developed by Licensee without use or reference to the Confidential Information; (e) must be disclosed by law or court order, provided Licensee immediately notifies WDT of such law or court order, asserts any applicable privileges available to it with respect to such law or order and cooperates with WDT in seeking confidential treatment of such Confidential Information or other appropriate relief from such law or order; or (f) is disclosed by Licensee with the prior written approval of WDT.

4.4	All Confidential Information is furnished “AS IS” with all faults, and WDT makes no warranty as to the accuracy of such information. In no event will WDT be liable for the accuracy or completeness of the Confidential Information.

4.5	Licensee may from time to time provide suggestions, comments or other feedback (“Feedback”) to WDT with respect to Confidential Information provided originally by WDT. Licensee agrees that all Feedback is and shall be given entirely voluntarily. Feedback, even if designated as “confidential” or “proprietary” by Licensee, will not create any confidentiality or other obligation for WDT. WDT’s right to use Feedback as stated in this paragraph will survive the expiration or termination of this agreement.

4.6	Licensee will not disclose the terms and conditions (including payments) of this Agreement to third parties without the prior written consent of WDT, unless such disclosure is:

a.	permitted under Section 4.3;

b.	necessary to establish rights under this Agreement; or

c.	to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys and financial advisors.

5	Consideration

5.1	Payments by WDT. To compensate Licensee for its assumption of the support obligations in Section 3.3, WDT will pay Licensee one million four hundred thousand U.S. dollars ($1,400,000.00), which shall be paid as follows:

a.	seven hundred thousand U.S. dollars ($700,000.00) during the first year of the Agreement in four quarterly installments of one hundred seventy-five thousand U.S. dollars ($175,000.00);

b.	four hundred thousand U.S. dollars ($400,000.00) during the second year of the Agreement in four quarterly installments of one hundred thousand U.S. dollars ($100,000.00); and

c.	three hundred thousand U.S. dollars ($300,000.00) during the third year of the Agreement in four quarterly installments of seventy-five thousand U.S. dollars ($75,000.00).

Each payment will be made promptly after WDT receives the quarterly royalty report referenced in Section 5.6 (with the first payment being made promptly after the first quarterly royalty report is provided).

5.2	Up-front Payment by Licensee. As partial consideration for the licenses granted and Tools provided by WDT under this Agreement, Licensee will pay to WDT one hundred thousand U.S. dollars ($100,000.00) at the time the WDT Code is delivered to Licensee under Section 3.1.

5.3	Purchase of WDT Solid State Drives by Licensee. For so long as WDT manufactures solid state drives that are compatible with Licensee Products and such solid state drives are available for purchase, Licensee will not use any solid state drives other than WDT solid state drives in Licensee Products.

5.4	Per-customer Royalty. Licensee will pay WDT two thousand five hundred U.S. dollars ($2,500.00) for each new design win. A design win will be deemed to have occurred when a customer provides notice that it has selected a Licensed Product for purchase. The foregoing per-customer royalty does not apply to the Raytheon Opportunity.

5.5	Per-unit Royalty. Licensee will pay WDT five thousand U.S. dollars ($5,000.00) for each Licensed Product delivered to a Customer of Licensee. The foregoing per-unit royalty does not apply to the Raytheon Opportunity.

5.6	Licensee will provide WDT with a report within 30 business days of the end of each calendar quarter specifying in detail the royalties accrued during such calendar quarter. WDT will invoice Licensee for such royalties and payment will be due within 30 days of the invoice date. If any royalty, charge or fee to be paid by Licensee under this Agreement becomes overdue, it will bear interest until paid in full with the interest. The interest will accrue at the lesser of 1.5% per month or the highest annual rate allowed under California law at the time of the royalty, charge or fee becomes overdue.

5.7	Until Licensee has fulfilled its payment obligations under this Section 5, Licensee agrees to keep adequately detailed accounting records of its sales and/or sublicenses of Licensee Products. WDT has the right to designate an accounting firm or representative to inspect the relevant accounting records of Licensee to verify the accuracy of the royalties or other fees paid or payable to WDT. All inspected information shall be kept in strict confidence from all other third parties. WDT must give at least thirty (30) days written notice to Licensee before any inspection. All inspections must be during ordinary business hours. If any inspection discloses that the amount of royalties paid by Licensee is incorrect in either WDT’s or Licensee’s favor, then any amount due to WDT or Licensee, as the case may be, must be paid within thirty (30) days. If any inspection discloses that the royalties paid by Licensee for the period in question are less than 95% of the correct amount owing to WDT, Licensee must pay WDT’s costs of inspection.

5.8	All payments shall be made by check or electronic funds transfer as agreed to by the Parties.

5.9	Licensee shall pay all taxes or charges of any kind imposed by federal, state or local governments on the payments due to WDT under this Agreement, the licensing or use of WDT Code and Derivative Works or the sale of Licensee Products. For purposes of clarity, Licensee shall not be responsible for taxes based on WDT’s revenue, income, assets or business, which will be WDT’s responsibility.

6	Option to Licensee Products

6.1	At WDT’s sole option, Licensee will provide WDT and its present and future Affiliates a non-exclusive, transferable, worldwide, perpetual license under Licensee Products to make, use, offer for sale, sell, or import the Licensee Products in binary form, and to reproduce, distribute, perform, and display Licensee Products.

6.2	Licensee shall offer the foregoing license as soon as Licensee Products are available to customers, partners or other third parties, including as part of any early access programs made available to customers and partners.

6.3	Licensee shall offer the foregoing license at prices not in excess of the lowest prices offered by Licensee to other customers or partners for the Licensee Products. Licensee shall promptly refund or credit to WDT all excess amounts so charged.

7	Representations and Warranties; Limitation of Liability

7.1	Both Parties represent and warrant that it has the full right and authority to enter into this Agreement.

7.2	THE LICENSED SUBJECT MATTER AND DOCUMENTATION IS PROVIDED TO LICENSEE “AS IS,” UNSUPPORTED, WITHOUT WARRANTY OF ANY KIND. WDT EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, CUSTOM, OR USAGE OF TRADE. WDT WILL NOT BE LIABLE FOR ANY ERROR, OMISSION, DEFECT, DEFICIENCY, OR NONCONFORMITY IN THE WDT CODE. WDT DOES NOT WARRANT THAT THE WDT CODE WILL MEET THE LICENSEE’S OR ITS END USER’S REQUIREMENTS, OR WILL OPERATE IN ANY HARDWARE OR SOFTWARE COMBINATIONS WHICH MAY BE SELECTED FOR USE BY LICENSEE OR END USER, OR THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

7.3	WDT DISCLAIMS ANY AND ALL LIABILITY IN CONNECTION WITH LICENSEE’S USE OF THE WDT CODE, AND ANY LICENSEE-CREATED DERIVATIVE WORKS IN ANY MEDICAL, NUCLEAR, AVIATION, NAVIGATION, MILITARY, OR OTHER HIGH RISK DEVICE OR APPLICATION. LICENSEE SHALL INDEMNIFY, DEFEND, AND HOLD WDT HARMLESS AGAINST ANY LOSS, LIABILITY, OR DAMAGE OF ANY KIND THAT WDT INCURS IN CONNECTION WITH BREACH OF THE WARRANTY IN THIS SECTION 7.4.

7.4	IN NO EVENT WILL WDT OR ITS AFFILIATES BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF LICENSEE ARISING OUT OF THIS AGREEMENT, OR FOR ANY LOST PROFITS, REVENUE, SALES OR DATA, UNDER ANY THEROY OF LIABILITY. IN THE EVENT THAT THE APPLICABLE JURISDICTION DOES NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY, BUT DOES ALLOW LIABILITY TO BE LIMITED, THE LIABILITY OF WDT IN SUCH CASES WILL BE LIMITED TO $100 US DOLLARS.

7.5	Licensee shall hold harmless and indemnify WDT, its officers, employee and agents from and against any claims, demands or causes of action whatsoever--including without limitation those arising on account of any injury or death of persons or damage to property--caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by Licensee, its Subsidiaries or their officers, employees, agents or representatives, including the use or operation of the WDT Code and the provision of or failure to provide support and/or maintenance to users of the WDT Code.

8	Term and Termination

8.1	This Agreement is effective on the Effective Date, and shall continue in effect unless earlier terminated under the provisions of this Agreement.

8.2	The licenses granted from WDT to Licensee under Section 2 will be effective from the Effective Date unless earlier terminated under the provisions of this Agreement. Subject to this Section 8, once all payments owed to WDT have been paid to WDT, the licenses granted by WDT to Licensee under Section 2 will survive in perpetuity.

8.3	Subject to Sections 8.7 and 8.8, a Subsidiary’s license under Section 2 shall terminate on the earlier of:

a.	the date such Subsidiary ceases to be a Subsidiary of Licensee; or

b.	the date of termination or expiration of the license under any other provision, term or condition of this Agreement.

8.4	If a payment set forth in Section 5 that is not subject to good faith dispute is not made by the date required, and if such payment, plus interest pursuant to Section 5.4, is not made prior to thirty (30) days after notice from WDT of Licensee’s delinquency and/or after resolution of any good faith dispute, then, at WDT’s sole option, this Agreement and all licenses and other rights granted herein to Licensee may be terminated. Licensee will remain obligated to pay all payments, and prorated portions of all payments, which had become due prior to such notice (plus interest thereon as provided in Section 5.4). WDT’s election of the option set forth in this Section 8.4 will be stated in such notice. Such notice shall be given as stated in Section 10 herein.

8.5	If Licensee breaches any material provisions of this Agreement, WDT will have the right to terminate this Agreement, including all licenses granted hereunder, in addition to any and all other remedies available at law or equity, unless Licensee cures such breach within thirty (30) days after receiving written notice of the breach by WDT. Licensee shall make commercially reasonable efforts to cure the material breach in the least amount of time possible within the 30-day notice period.

8.6	If Licensee (a) becomes substantially insolvent; (b) makes an assignment for the benefit of creditors; (c) files or has filed against it a petition in bankruptcy or seeking reorganization; (d) has a receiver appointed; or (e) institutes any proceedings for liquidation or winding up or have such proceedings instituted against it; then WDT may, in addition to other rights and remedies it may have, terminate this Agreement immediately by written notice.

8.7	Upon termination of this Agreement, Licensee’s right to grant further sublicenses under Licensed Subject Matter will terminate. All sublicenses granted prior to the date of termination shall continue in full force and effect. Licensee shall be entitled to use the WDT Code, associated scripts, and any Confidential Information (collectively, “Archival Materials”) solely for the purpose of fulfilling obligations entered into prior to the date of termination. Such Archival Materials may not be used for any other purpose without the express written consent from WDT, and will remain subject to all the terms and conditions of this Agreement.

8.8	Upon termination of this Agreement and fulfillment of Licensee’s obligations to third parties under Section 8.7, unless otherwise notified by WDT, Licensee shall within sixty (60) days (a) destroy all copies of the WDT Code, Derivative Works, all associated scripts, and all Confidential Information, and (b) certify such destruction in writing. Notwithstanding the foregoing, Licensee shall not be required to alter, modify, delete or destroy computer backup tapes or other backup media made in the ordinary course of business and Licensee may retain a copy of the Archival Materials for legal compliance and regulatory purposes, provided that any such Archival Materials remain subject to the terms and conditions of this Agreement.

8.9	Termination of this Agreement will not release either Party from any obligations theretofore accrued. Sections 1, 2.4 to 2.12, 3.2, 4, 7, 8, and 11 of this Agreement will survive termination of this Agreement for any reason.

9	Change in Control of Licensee

9.1	Licensee will provide WDT with written notice of a Change of Control that involves a WDT Competitor at least 30 days before the consummation of such Change in Control.

9.2	“Change in Control” means any (i) merger or business combination involving Licensee and a third party; or (ii) sale, lease, or other disposition to a third party, directly or indirectly of any business or assets of Licensee or its Subsidiaries representing 50% or more of the consolidated revenues, net income or assets of Licensee and its Subsidiaries, taken as a whole.

9.3	“WDT Competitor” means Samsung Electronics Co., Ltd., Intel Corporation, Micron Technology, Inc., Toshiba America Electronic Components, Inc., and SK hynix, Inc. and any Affiliates thereof.

10	Notice

10.1	Notices and other communications shall be sent by facsimile or registered or certified mail to the following addresses and will be effective upon transmission or mailing:

For WDT:

Attn: Legal Department

Western Digital Technologies

3355 Michelson Dr., Suite 100

Irvine, CA 92612, USA

For Licensee:

One Stop Systems, Inc.

2235 Enterprise Street

Escondido, CA 92029

11	Miscellaneous

11.1	Assignment. Licensee may not assign, directly or indirectly, any of its rights or delegate any of its obligations under this Agreement without WDT’s prior written consent, and any attempt to do so shall be void.

11.2	Integration; Modification. This Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof and shall supersede all previous communications, oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding varying, modifying, or extending the same, nor any subsequent course of dealing or conduct of the Parties, shall be binding upon either Party unless in writing and signed by a duly authorized officer or representative of each Party.

11.3	Severability. If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the Parties. However, if the intent of the Parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

11.4	Governing Law and Venue. This Agreement shall be construed, and the legal relations between the Parties shall be determined, in accordance with the law of the State of California, USA, as such law applies to contracts signed and fully performed in California as without reference to those provisions regarding conflict of law. Any dispute arising under or in connection with this Agreement or any matter which is the subject of this Agreement will be subject to the exclusive jurisdiction of the state and/or federal courts located in California, and the Parties consent to the personal and exclusive jurisdiction of these courts and waive all defenses thereto.

11.5	Headings. The headings in this Agreement are included for convenience only, and will not affect the construction or interpretation of any provision in this Agreement.

11.6	Export Control. Each Party acknowledges that performance of all obligations under this agreement must strictly comply with applicable laws and regulations controlling the export, re-export, and transfer of technology, software, laboratory prototypes, and other commodities (collectively referred to as “Items”), including the laws and regulations of the United States. The export, re-export, or transfer of certain Items may require a license from the cognizant government agency and each Party agrees that it is responsible for determining whether the performance of its obligations under this agreement requires such a license. Licensee agrees that it will not export, re-export, or transfer any Item to certain foreign countries or nationals thereof without a license from the cognizant government agency when applicable legal authority requires such a license. Upon request each Party agrees to provide reasonable assistance to the other Party to facilitate compliance with such applicable laws and regulations. Without limitation, such assistance may include execution of written assurances.

11.7	Waiver. Failure by either Party to enforce any provision of this Agreement shall not constitute a waiver or affect its right to require the future performances thereof, nor shall its waiver of any breach of any provision of this Agreement constitute a waiver of any subsequent breach or nullify the effectiveness of any provision. No waiver will be binding unless made in writing and signed by the Party making the waiver.

11.8	Publicity. Notwithstanding any other provision of this agreement, Licensee has no right to WDT’s trademarks, trade names, or to refer to this agreement, directly or indirectly, in connection with any product, promotion or publication, without the prior written consent of WDT. Neither Party will use the name of the other in its advertising or promotional materials without the prior written consent of such other Party. Licensee will make all reasonable efforts to remove references to ION,

Nutrino or WDT trademarks and tradenames in the WDT Code incorporated in Licensee Products and in any Derivative Works of WDT Code.

11.9	Relationship of the Parties. The relationship of WDT and Licensee established by this Agreement is that of independent contractors. Nothing in this Agreement creates any other relationship between WDT and Licensee. Neither Party has any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall be deemed one and the same instrument.

Signatures on next page.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

WESTERN DIGITAL TECHNOLOGIES, INC.

By:	/s/ Philip Bullinger
Name:	Philip Bullinger
Title:	SVP and GM, Data Center Systems

Date:	May 9, 2017

ONE STOP SYSTEMS, INC.

By:	/s/ Steve Cooper
Name:	Steve Cooper
Title:	President and CEO

Date:	May 9, 2017

Attachment 1: Tools

Git, Mecurial, SVN	These are source code repositories which contain source code for various ION modules.	Tools are 3rd Party, however WDC has paid for various instance - on premise or on cloud. The tools are shared by multiple teams.	OSS will need to get the appropriate source code repositories setup - on premise or in the cloud, export the sources from WDC systems and import it into their system.

Confluence	Collobrative documentation site which contains all of the engineering documents - design, processes description etc.	Tools are 3rd Party, however WDC has paid for various instance - on premise or on cloud. The tools are shared by multiple teams.	OSS will need to get their own Confluence - on premise or in the cloud, export conents from WDC and import into their instance.

JIRA	Bug database	Same as above	Same as above

Build Infrastrucutre	This consists of server, stoage and tools like Jenkins etc. which are required for build ION software binary images	Infrastrucutre is owned by WD and some of it is shared by multiple teams - like VSL.	Non-shared infrastrucutre can be transferred. OSS will need to acquire their own infrastrucutre to replace any shared resources.

Release Artifacts	An archive of all the previous release	Hosted on storage owned by WD	OSS will need to create storage space big enough to host these repositories.

Documentation & Associated tools	Product documentation and the tools that are used to create and review those documents.	Documents are owned by WD. Tools are 3rd party which have been licensed by WD	OSS will need to acquire license to these tools. And create storage space to hold the product documentation and associated repositories.

QA scripts, automation etc.	This is the automated test cases required for testing ION software.	The scripts are owned by WD but might use some open source software.	OSS will need to create storage space big enough to host these repositories.

Attachment 2

Description of Level 1 through Level 4 Support

1.1	Support Level – Definitions

●	Level 1 Support means rudimentary technical assistance provided to end users via telephone, email and a website. Level 1 Support includes but is not limited to the following: (i) corresponding with end users regarding standard return material authorization procedures (RMA); (ii) providing spare or replacement parts, error corrections and maintenance releases to end users; (iii) determining whether an end user is entitled to support.

●	Level 2 Support means the kind of intermediate technical assistance (but not including Level 1 Support) that an experienced support technician would be able to provide to end users. Level 2 Support includes but is not limited to the following: (i) verifying that a reported problem is not addressed in any on-line support document, including any frequently asked questions document or a known-bug list; (ii) verifying that a product installation in an end user’s system is according to proper specifications and applicable Product documentation requirements, and complies with basic configuration requirements (e.g., kernel version verification and proper location of files).

●	Level 3 Support means the responsible party (or its designee) making available its Level 3 Support personnel for reasonable consultation to address incidents that cannot be addressed through Level 1 Support or Level 2 Support. To the extent necessary, Level 3 Support includes: (i) providing error corrections and maintenance releases to personnel for distribution to end users; (ii) performing diagnostic exercises to ensure a reasonably low level of no-trouble-found results; (iii) determining if the incident involves a supported release of the product; (iv) running and analyzing remedial diagnostic tests (e.g., log file dump, correct Linux file directories and the like) to determine whether improper installation or configuration contributed to the incident; (v) attempting to reproduce and document the incident; (v) providing a technical answer or procedure which resolves the end user problem or provides a suitable workaround that allows the end user to continue business; and (vii) characterizing the incident with sufficient detail and supporting evidence so Level 4 Support engineering can carry further the investigation and deliver an appropriate resolution.

WDT and Licensee will together be responsible to implement a process that provides a clean handoff between the Level 3 activities to the Level 4 process to create a seamless customer experience.

●	Level 4 / Sustaining Support means Licensee (or its designee) employing its engineering resources to make reasonable efforts to resolve incidents (including through the issuance of a bug fix, patch release, workaround, notice of cannot fix (will not fix) or firmware release) reported to Licensee in connection Level 3 Support. Licensee (or its designee) will provide WDT with agreed upon metrics monthly and Level 4 / Sustaining program updates quarterly.

Incident Severity

These are the definitions that will be utilized to manage incident severity. Reference table below.

Incident Severity Level	Definition
Severity 1 (Critical)	Production down

Severity 2 (Major)	Severe problem limiting operations

Severity 3 (Minor)	Little or no business impact, and where a workaround exists

Severity 4 (Cosmetic)	GUI issue or non-service affecting issue

Attachment 3

Named accounts for which Licensee will provide support

3E COMPANY

3G Com

AIA China Co. Ltd.

Amadeus Data Processing GmbH

Applied Signal

ARMY DCGS-A

Badan Intelijen Negara

Bitbrains

Booz Allen Hamilton Holding Corp

Burgner King Korea (BKR)

Ceridian

China Mobile Group Shanghai Company

China Unicom Guangdong Branch

China Unionpay Co. ltd.

College Of American Pathologists

Comcast Corporation

Dell

DEPARTMENT OF VETERANS AFFAIRS (VA)

Deutsche Bank

DongLiang Financial Loans (XiaMen)

Evolving Solutions

EXTRON ELECTRONICS

Foreign & Commonwealth Office

Fox Television Stations Inc

GEA Process Engineering A/S

Global Computer Enterprises

Haaglanden Medisch Centrum

Hyundai PowerTech

Japan Space Systems

Kids-World

Korea Telecommunications Operators

Lynx Technologies Pty Ltd

McKesson Corporation (GA)

Miami-Dade County Public Schools

MPO

Nexus (A Stratos Company)

PAYMENTUS CORPORATION

Radboud University Nijmegen Medical

ROSEN Swiss AG (Rosen Group)

ROSEN Technology and Research

Seek Limited

Shenzhen University

Statistics Canada

STG Inc.

Switch Automatisering B.V.

SYNNEX

Sysrepublic Poland

Tata Steel (Corus Group)

US Army

US PACIFIC COMMAND (USPACCOM)

USG3

Vitacost.com Inc.

Welser Profile Austria GmbH

WetterOnline Meteorologische

Zennisshoku Chain